Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-132963 on Form S-1 of our reports dated May 30, 2006, relating to the consolidated financial statements and financial statement schedule of Premium Standard Farms, Inc. and subsidiaries and to management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Premium Standard Farms, Inc. and subsidiaries for the year ended March 25, 2006 , and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
DELOITTE & TOUCHE LLP
Kansas City, Missouri
May 31, 2006